THE SONIC FUND II, L.P. ISSUES PRESENTATION DETAILING CASE FOR AN IMPROVED BOARD AT ADVERUM BIOTECHNOLOGIES, INC.

Believes Board Has Repeatedly Failed to Exert Proper Oversight of Management and Drug Development Process
Contrary to Adverum’s Specious Arguments, Sonic Is Not Seeking to Gain Control of the Board – It Is Instead Seeking to Add Independent Individuals with Essential Experience and to Prevent Further Entrenchment

Adverum Is on Path to Continue Massive Value Destruction Unless Stockholders Elect Improved Board that Can Chart Better Course Forward and Responsibly Hold Management Accountable
Urges Stockholders to Vote on the GREEN Proxy Card Today to Elect Sonic’s Three Independent Director Nominees to Drastically Improve Board

Honolulu, HI – April 22, 2021 – The Sonic Fund II, L.P. (“Sonic”), which beneficially owns approximately 6.8% of the outstanding common stock of Adverum Biotechnologies, Inc. (NASDAQ: ADVM) (the “Company” or “Adverum”), today issued an investor presentation detailing the case for an improved Board at Adverum to better position the Company for success. Sonic has nominated three independent, highly qualified director candidates – Jean Bennett, Jodi Cook and Herbert Hughes (the “Nominees”) – for election to the Adverum Board of Directors (the “Board”) at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”).

The investor presentation is available at: www.SaveAdverum.com.

Highlights include the following:
•	Adverum has grossly mismanaged the drug development process and is doing a grave disservice to stockholders
o	Adverum has severely mismanaged the scientific development of ADVM-022, its gene therapy treatment for wet AMD, by failing to adequately address the ocular inflammation issue it has posed
o	The Company’s intense focus on commercialization efforts seem to ignore the fact that the drug still needs to be approved
o
The Company has repeatedly botched investor communications around its drug development and has demonstrated inept capital allocation ability, including by recklessly approving a badly-timed $200 million secondary offering in August of 2020

•	Sonic is NOT seeking control of the Adverum Board – Rather, it is seeking to add independence to an increasingly interconnected set of directors
o	All the directors Sonic has previously suggested and nominated to the Board are fully independent of Sonic and of each other
o	Mr. Kam did not personally know any of Sonic’s current nominees until two months ago
o
Relying on its extensive network in the gene therapy field, Sonic simply identified highly respected leaders and experts in this sector and managed to interest them in serving on the Adverum Board, thereby helping the Company obtain the kind of talent it had previously failed to attract

•	Adverum’s control argument is merely a smokescreen to distract stockholders from Board Chair Patrick Machado’s efforts to stack the boardroom with his cronies
o
Adverum will have to expand the Board to 11 seats by the end of 2021 to add the required proportion of female directors to comply with Sections 301.3 and 2115.5 of the California Corporations Code (implementing SB 826) (“SB 826”), the California Board gender diversity law.

o
Therefore, even if one were to concede their argument – which Sonic does not – that any director suggested or nominated by Sonic would become part of a block, it is impossible to argue that five out of 11 directors constitutes control

•	The incumbent Board’s entrenchment maneuvers will lead to more of the same and disenfranchise stockholders
o	Rather than considering our nominees in good faith, Adverum instead elected to force a wholly unnecessary proxy contest on an extremely compressed timeline
o	The Board’s inconsistent obfuscations around the size of the class up for election at the 2021 Annual Meeting seem designed to perpetuate the status quo and confuse stockholders
o	Adverum’s intent seems to be to deprive stockholders of the ability to vote on the two additional female directors it will have to add to the Board by the end of 2021

•	Board improvement is urgently needed to chart a better course forward and responsibly hold management accountable
o
The status quo is unsustainable – stockholders have lost confidence in a Board that has overseen such drastic value destruction and has not laid out a convincing go-forward strategy to achieve Adverum’s full potential

o	The Company’s director slate lacks necessary experience and is riddled with conflictual relationships
o
Sonic’s nominees are all obviously and objectively better qualified than the Company’s candidates. They are all independent of Sonic and of each other and would bring tremendous gene therapy experience and financial / leadership ability

Vote on the GREEN proxy card today
If you have any questions regarding your GREEN proxy card or need assistance in voting your shares, please contact

Saratoga Proxy Consulting, LLC
520 8th Avenue
New York, NY 10018
Stockholders may call toll-free: (888) 368-0379
Banks and brokers call: (212) 257-1311
info@saratogaproxy.com

Contacts

Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Ann Marie Mellone 212-257-1311
jferguson@saratogaproxy.com / amellone@saratogaproxy.com

Media:
Sloane & Company
Joe Germani / Sarah Braunstein
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